Exhibit 5

July 28, 2014

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W

Washington, DC 20549

Re:  Registration Statement on Form S-8

Dear Sir/Madam:

I am Senior Associate General Counsel of Textron Inc., a Delaware corporation (“Textron”).  As such I have acted as its counsel in connection with the preparation and filing by Textron of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1993 with respect to the registration of 20,000,000 additional shares of its Common Stock, par value $.125 per share (the “Securities”), including 19,500,000 shares which may be sold pursuant to the Textron Savings Plan and 500,000 shares which may be sold pursuant to the Textron Canada Savings Plan.

I am familiar with Textron’s Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, and I have examined such corporate proceedings of Textron and such matters of law as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, it is my opinion that when the Securities have been sold as described in the Registration Statement, they will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jayne M. Donegan
Jayne M. Donegan
Senior Associate General Counsel